Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:	Greg Burns (847) 402-5600

Allstate Announces Redemption of Series C Preferred Stock

The Allstate Corporation (NYSE: ALL) today announced that on Oct. 15, 2018, it will redeem all 15,400 outstanding shares of its Fixed Rate Noncumulative Perpetual Preferred Stock, Series C (Series C Preferred Stock), and the corresponding 15,400,000 depositary shares (Depositary Shares), each representing a 1/1,000th interest in a share of the Series C Preferred Stock. The Depositary Shares are currently traded on the New York Stock Exchange under the symbol “ALL PR C” (CUSIP No. 020002606). The Depositary Shares will be redeemed at a redemption price of $25.00 per Depositary Share, representing an aggregate amount of $385,000,000.

The redemption price of $25.00 per Depositary Share does not include declared and unpaid dividends. Regular quarterly dividends were declared in the amount of $0.421875 per Depositary Share and will be paid separately in the customary manner on Oct. 15, 2018, to holders of record at the close of business on Sept. 28, 2018. On and after the redemption date, the Series C Preferred Stock will no longer be deemed outstanding, and no further dividends will be declared or payable on the Series C Preferred Stock.

The Depositary Shares are held through The Depository Trust Company (DTC) and will be redeemed in accordance with the procedures of DTC. Payment to DTC will be made by Equiniti Trust Company, Allstate’s redemption agent for the Depositary Shares. Questions about the notice of redemption and related materials should be directed to EQ Shareowner Services by mail at P.O. Box 64858, St. Paul, MN, 55164-0858, Attention: Corporate Actions; by overnight courier at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN, 55120-4100, Attention: Corporate Actions; or by telephone at (800) 355-5191.

This press release does not constitute a notice of redemption under the certificate of designations governing the Series C Preferred Stock or the deposit agreement governing the Depositary Shares and is qualified in its entirety by reference to the notice of redemption issued by The Allstate Corporation.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

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